                              SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                         the Securities Exchange Act of 1934

Filed by the Registrant / /
Filed by a party other than the Registrant /X/

Check the appropriate box:
/X/  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                                 TSI INCORPORATED
-------------------------------------------------------------------------------
                  (Name of Registrant as Specified In Its Charter)

                                  JJF GROUP, INC.
-----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
     (1) Title of each class of securities to which transaction applies:___________________
     (2) Aggregate number of securities to which transaction applies:___________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule[nb]0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:_____________________
     (5) Total fee paid:______________________________________________________
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:______________________________________________
     (2) Form, Schedule or Registration Statement No.:________________________
     (3) Filing Party:________________________________________________________
     (4) Date Filed:__________________________________________________________

                            SOLICITATION OF PROXIES
                      1999 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                                TSI INCORPORATED
                                PROXY STATEMENT
                                       OF
                                JJF GROUP, INC.

    This proxy statement (the "Proxy Statement") and the enclosed GREEN proxy card are being sent to holders of the common stock, par value $.10 per share (the "Shares"), of TSI Incorporated, a Minnesota corporation (the "Company" or "TSI"), by JJF Group, Inc., a Minnesota corporation ("JJF") formed by Mr. John
J. Fauth (Mr. Fauth and JJF are referred to as the "JJF Group"). Mr. Fauth is a Minneapolis businessman. The JJF Group is soliciting proxies from the Company's shareholders to be used at the annual meeting of shareholders of the Company,
which is expected to be held at                , at     a.m. (local time) on
Thursday, July 22, 1999, including any adjournments or postponements, continuations or reschedulings thereof (the "Annual Meeting"). The principal executive offices of the Company are located at 500 Cardigan Road, Shoreview, Minnesota 55126. This Proxy Statement and the GREEN proxy card are first being
sent to the Company's shareholders on or about June   , 1999. The JJF Group
believes that the Company has set May 27, 1999 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

    THIS SOLICITATION IS BEING MADE BY THE JJF GROUP AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THE ADDRESS OF THE JJF GROUP IS 333 SOUTH SEVENTH STREET, SUITE 3100, MINNEAPOLIS, MINNESOTA 55402, TELEPHONE (612) 673-6700.

                            INTRODUCTION AND SUMMARY

    JJF has offered to enter into a cash merger with the Company in which the Company shareholders would receive $12.50 per Share. The JJF Group is soliciting your proxies to elect directors who want to give the Company's shareholders the opportunity to maximize shareholder value through a sale of the Company, and who will explore transactions that would enable shareholders to realize the inherent value of the Company's business. The JJF Group is also soliciting your proxies to amend the Company's Bylaws to preserve and enhance shareholders' corporate governance rights and to prevent the Board from establishing entrenchment or other obstacles to any proposals that would maximize shareholder value.

    The JJF Group believes that the public stock market has not responded to the Company's past performance or its future prospects. The Company's stock has failed to generate substantial investor interest and has not generated a material investment return for shareholders. The JJF Group believes that this will continue due to a variety of factors, including the Company's historic performance, the limited number of financial analysts following the Company and general market conditions for the Company and other small public companies. These factors, among others, indicate that optimum shareholder value will not be realized as long as the Company remains public. This belief is supported by numerous recent articles by knowledgeable financial authors. Mr. Fauth believes that shareholder value can best be maximized with a sale of the Company for cash at a price that is a premium to the historical price of the stock.

    In the Fall of 1998, Mr. Fauth identified the Company as an attractive investment. On November 25, 1998, Mr. Fauth met with two members of the Company's Board of Directors to discuss his interest in the Company, and he began acquiring Shares on November 30, 1998. As of June 15, 1999, Mr. Fauth and the JJF Group own 652,000 shares, which constitutes approximately 5.8% of the total outstanding shares of the Company's Common Stock.

    On March 1, 1999, Mr. Fauth met with James Doubles, the Company's Chief Executive Officer, to make his acquaintance and discuss Mr. Fauth's interest in the Company. On March 11, 1999, Mr. Fauth wrote a letter to the Company stating an interest in beginning negotiations to acquire all of the Company's outstanding Common Stock at a significant premium over historical market prices. The letter also requested a meeting with the Company's Board and stated that Mr. Fauth would consider a higher price in the event that he was permitted to conduct a due diligence review of the Company which demonstrated that a higher price was warranted. The response to the March 11, 1999 letter finally came on April 27, 1999, when Mr. Fauth received a letter from the Company stating that the Board of Directors of the Company had concluded that the Company should continue as an independent publicly held entity.

    Over the past several months, Mr. Fauth has attempted to meet with the Company's Board of Directors to discuss his proposals. The Company has been unwilling to meet. On June 14, 1999, Mr. Fauth delivered a letter to the Company proposing to acquire the Company in a merger where the Company's shareholders would receive $12.50 per share, subject to the negotiation and execution of a definitive merger agreement containing provisions which are customary in transactions of this nature and approval by the Company's Board and shareholders. The letter also requested a meeting with the Board of Directors of the Company to discuss the proposal and summarized the proposals of the JJF Group contained in this Proxy Statement.

    The JJF Group believes that, to optimize shareholder value, the Company should be privately held. The Company does not need access to additional public capital. Its stock has not been widely followed by analysts. Most importantly, the public stock market has not responded to the Company's past performance or its future prospects. The Company is small relative to many public companies, and the stock of small public companies have significantly underperformed those of larger companies in the public market. The JJF Group believes that it is unlikely that the public stock market will properly reward the Company's stockholders in the future, and that the current Board has not sufficiently explored alternatives for the Company, including a sale to the JJF Group.

    Due to the Board of Directors' lack of interest in Mr. Fauth's proposals and its refusal to even sit down and negotiate with him, Mr. Fauth has decided to communicate directly with the shareholders and let the shareholders decide the future of the Company.

    ELECTION OF DIRECTORS. Members of the Company's Board hold staggered three year terms. Thus in any given year only a portion of the Board faces election. The JJF Group is soliciting your proxies to elect four persons to the Board. The JJF Group intends to nominate Mr. Fauth, Joseph G. Kohler and G. Richard Haun, Jr. to be elected to the three seats on the Company's Board currently held by John Carlson, Lowell Nystrom and James Doubles, whose terms expire at the Annual Meeting. The persons elected to these seats will hold three year terms expiring in 2002. The JJF Group also intends to nominate John C. Kopchik for the vacant seat on the Board with a term ending in 2001. The other current members of the Board have terms that do not expire until 2000 or 2001 and thus are not subject to election at this Annual Meeting.

    The JJF Group anticipates that the Company intends to nominate Messrs. Carlson, Nystrom and Doubles for re-election for the terms expiring in 2002. The JJF Group is opposing Mr. Doubles' re-election to the Board only because of the limited number of Board positions that can be contested at this Annual Meeting. The JJF Group has no current intention of replacing Mr. Doubles as Chief Executive Officer of the Company. Even if all of the nominees of the JJF Group are elected, they will not constitute a majority of the Board and will not be able to control the Board's decision making process. However, they would be a significant voice for actions to maximize shareholder value.

    BYLAW AMENDMENTS. The JJF Group is also soliciting your proxies with respect to the following six proposed amendments to the Bylaws, which are all designed to prevent the Board from blocking an acquisition of the Company by the JJF Group or any other acquirer. The JJF Group's six Bylaws proposals (the "Bylaw Proposals") are:

    - Proposal 2--THE EQUAL VOTING RIGHTS PROPOSAL to "opt out" of Minn. Stat. 302A.671, so as to allow any potential acquirer the same voting rights for the Shares it acquires as other shareholders have for their Shares.

    - Proposal 3--THE DEFENSIVE ACTIONS PROPOSAL to prevent the Board from adopting a defensive action, such as a "shareholder rights" poison pill plan, without approval of at least 80% of the Company's non-employee directors or a majority of the Shares outstanding.

    - Proposal 4--THE MEETING DATE PROPOSAL to prevent the Board from delaying the Annual Meeting of Shareholders in 2000 for the purpose of delaying the election of new Board members.

    - Proposal 5--THE ENTRENCHMENT BYLAW REPEAL PROPOSAL to repeal any Bylaw changes adopted by the Board on or after May 29, 1999, as such amendments may be designed to impede an acquisition.

    - Proposal 6--THE BYLAW AMENDMENT PROTECTION PROPOSAL to prevent the Board from amending any Bylaws adopted by the shareholders at the Annual Meeting.

    - Proposal 7--THE ANTI-POISON PILL PROPOSAL directing that the Board immediately terminate any recently adopted "rights plan" or poison pill and redeem any rights issued thereunder, unless approved by the shareholders.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND MAIL (OR FAX BOTH SIDES
OF) THE ENCLOSED GREEN PROXY CARD TO VOTE FOR THE JJF NOMINEES AND THE BYLAW PROPOSALS.

                WHY YOU SHOULD VOTE FOR THE JJF GROUP PROPOSALS

    - To elect directors who are committed to maximizing shareholder value

    - To adopt amendments to the Company's Bylaws that will preserve your right as a shareholder to decide the Company's future

    - To prevent the current Board from implementing policies or adopting strategies that could limit the value of your Shares by creating obstacles to a sale of the Company

                             YOUR VOTE IS IMPORTANT

    NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN, WE URGE YOU TO PROMPTLY SIGN, DATE AND MAIL (OR FAX BOTH SIDES OF) THE ENCLOSED GREEN PROXY CARD TO VOTE FOR THE PROPOSALS.

    VOTING "STREET NAME" SHARES: If you hold your Shares in the name of one or more brokerage firms, banks or nominees, only they can exercise voting rights with respect to your Shares and only upon receipt of your specific instructions. So it is critical that you promptly sign, date and mail the enclosed GREEN proxy card in the envelope provided or contact the person responsible for your account and give instructions to sign, date and mail the GREEN proxy card representing your Shares. JJF urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to JJF in care of Beacon Hill Partners, Inc., who is assisting in this solicitation, at the address and telephone numbers set forth below and on the back cover of this Proxy Statement, so that JJF will be aware of all instructions and can attempt to ensure that such instructions are followed.

    The JJF Group is not aware of any proposals other than the proposals contained in the Company's proxy materials to be brought before the Annual Meeting. However, should other proposals be brought before the Annual Meeting, the persons named as proxies on the enclosed GREEN proxy card will vote on such matters in their discretion.

    If you have any questions regarding your proxy, or need assistance in voting your Shares, please call:

                           BEACON HILL PARTNERS, INC.
                          90 BROAD STREET, 20TH FLOOR
                            NEW YORK, NEW YORK 10004
                        (212) 843-8500 (CALL COLLECT) OR
                         CALL TOLL-FREE (800) 475-9320
                               FAX (212) 843-4384

                       PROPOSAL 1 (ITEM 1 ON PROXY CARD)
                             ELECTION OF DIRECTORS

SUMMARY: PROPOSAL TO ELECT JOHN J. FAUTH, JOSEPH G. KOHLER AND G. RICHARD HAUN, JR. TO THE BOARD OF DIRECTORS FOR THE TERMS EXPIRING IN 2002, AND JOHN C. KOPCHIK AS A DIRECTOR FOR THE TERM EXPIRING IN 2001.

    Members of the Company's Board of Directors hold staggered three year terms. Thus in any given year only a portion of the Board faces election. At the Annual Meeting, the shareholders will elect three directors to serve a three-year term ending at the 2002 Annual Meeting (or until their respective successors are duly elected and qualified) and one director to serve a two-year term ending in 2001, filling a vacancy on the Board. The directors will be elected by a majority of the Shares voting at the Annual Meeting for election of directors. The JJF Group intends to nominate John J. Fauth, Joseph G. Kohler and G. Richard Haun, Jr. for election as directors for the three-year term and John C. Kopchik as director for the two-year term (the "JJF Nominees").

    The JJF Group believes that the election of the JJF Nominees to the Board is in the best interests of the shareholders and is necessary for maximizing shareholder value. The JJF Nominees believe that it is unlikely that the public stock market will properly reward the Company's shareholders in the future. The JJF Group believes that the current Board has not sufficiently explored strategic alternatives for the Company, including a sale to JJF Group. Indeed, the current Board has refused to meet with, let alone negotiate with, the JJF Group. If elected, the JJF Group Nominees intend to support a sale of the Company to maximize current shareholder value, whether the sale is to the JJF Group or another purchaser.

    The following table sets forth the name, age, present principal occupation and business experience for the past five years, and certain other information, with respect to each of the JJF Nominees. This information has been furnished to JJF by the respective JJF Nominees. Each of the JJF Nominees has consented to serve as a director and, if elected, would hold office until the expiration of his term or until his earlier death, retirement, resignation or removal. The business address of each nominee is 3100 Metropolitan Centre, 333 South Seventh Street, Minneapolis, Minnesota 55402.

NOMINEES FOR TERM EXPIRING IN 2002:

John J. Fauth (54)                                      Mr. Fauth has served as the Chairman, President and
                                                          Chief Executive Officer of Churchill Industries,
                                                          Inc. (an industrial holding company based in
                                                          Minneapolis, Minnesota) since he founded that
                                                          company in 1982. He has also served as the Chairman
                                                          of Churchill Capital, Inc. (an investment management
                                                          firm based in Minneapolis) since 1987. He is also
                                                          the President and Chief Executive Officer of JJF.
                                                          Mr. Fauth serves on the Board of Directors of
                                                          Georgetown University in Washington, D.C. and John
                                                          G. Kinnard & Co. (a publicly held investment banking
                                                          firm based in Minneapolis, Minnesota). From 1994 to
                                                          1997, he was a member of the Board of Directors of
                                                          Children's Healthcare, located in Minneapolis and
                                                          St. Paul, Minnesota.

Joseph G. Kohler (52)                                   Mr. Kohler has served as the General Counsel of
                                                          Churchill Industries since 1995. Prior to joining
                                                          Churchill Industries, Mr. Kohler was a partner and
                                                          of counsel in the law firm of Lindquist & Vennum
                                                          PLLP in Minneapolis from 1977 to 1995.

G. Richard Haun, Jr. (41)                               Mr. Haun has served as Managing Director of Churchill
                                                          Industries since December 1998. Mr. Haun served as
                                                          President of Sterner Holding Company, a company
                                                          owned by Churchill Industries, and Chief Executive
                                                          Officer of Sterner's subsidiaries from August 1995
                                                          to December 1998. From 1991 to 1995, Mr. Haun was
                                                          the Chief Financial Officer of Churchill Industries.

NOMINEE FOR TERM EXPIRING IN 2001:

John C. Kopchik (40)                                    Mr. Kopchik has served as Vice President, Mergers &
                                                          Acquisitions of Churchill Industries since 1998. He
                                                          was Vice President of Marketing for Northwest
                                                          Airlines from 1996 to 1997, and Director of Business
                                                          Development for General Mills Inc. from 1994 to
                                                          1996.

    Other than the compensation regularly paid by the Company to its Board members, the JJF Nominees will not receive any compensation from JJF for their services as directors of the Company. Information about compensation paid by the Company to directors is available in the Company's proxy materials. JJF has agreed to indemnify all of the JJF Nominees against any costs, expenses and other liabilities associated with their nomination and the election contest. None of the JJF Nominees is adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

    The JJF Group does not expect that any of the JJF Nominees will be unable to stand for election. If a vacancy among the JJF Nominees should occur, the Shares represented by the enclosed GREEN proxy card will be voted in each such case for a substitute nominee selected by JJF. In addition, the JJF Group reserves the right to nominate substitute or additional persons if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any or all of the JJF Nominees. In any such case, Shares represented by the enclosed GREEN proxy card will be voted for all such substitute or additional nominees selected by JJF.

    In accordance with applicable regulations of the Securities and Exchange Commission, the GREEN proxy card affords each shareholder the opportunity to designate the names of any of the JJF Nominees whom he or she does not desire to elect to the Board. The JJF Group urges shareholders to vote FOR all of the JJF Nominees on the enclosed GREEN proxy card. The persons named as proxies in the enclosed GREEN proxy card will vote, in their discretion, for each of the JJF Nominees who is nominated for election and for whom authority has not been withheld.

    THE JJF GROUP URGES ALL SHAREHOLDERS TO VOTE FOR THE ELECTION OF THE JJF NOMINEES ON THE ENCLOSED GREEN PROXY CARD.
                            ------------------------

                       PROPOSAL 2 (ITEM 2 ON PROXY CARD)
                          EQUAL VOTING RIGHTS PROPOSAL

SUMMARY: PROPOSAL TO ADOPT A BYLAW PROVISION TO ALLOW POTENTIAL ACQUIRERS TO ENJOY THE SAME VOTING RIGHTS AS OTHER SHAREHOLDERS.

    Shareholders are asked to approve the following proposal (referred to as the "Equal Voting Rights Proposal") to amend the Bylaws:

    RESOLVED, that the existing text of Article II, Section 6 of the Bylaws of the Company be designated as Section 6(a) and that a new Section 6(b) be added as follows:

        "(b) Equal Voting Rights. The provisions of Section 302A.671 of the Minnesota Business Corporation Act shall not apply to acquisitions of shares of this corporation."

    THE JJF GROUP IS SOLICITING YOUR PROXY TO "OPT OUT" OF MINNESOTA STATUTES 302.671, KNOWN AS THE CONTROL SHARE ACQUISITION ACT, SO THAT ALL SHAREHOLDERS HAVE THE RIGHT TO VOTE THEIR SHARES, REGARDLESS OF THE NUMBER OF SHARES THEY OWN OR HOW SUCH SHARES WERE ACQUIRED. THE OPT OUT IS PERMITTED BY MINNESOTA LAW. THE CONTROL SHARE ACQUISITION ACT REDUCES THE CHANCES THAT THE SHAREHOLDERS WILL HAVE THE OPPORTUNITY TO SELL THEIR SHARES TO AN INVESTOR WHO MIGHT BE WILLING TO PURCHASE A SIGNIFICANT NUMBER OF SHARES AT A PREMIUM PRICE.

    If the Company remains subject to the Control Share Acquisition Act, a party which acquires more than 20% of the Company WILL NOT HAVE ANY VOTING POWER with respect to the Shares acquired over the 20% threshold, unless the acquirer provides an "information statement" to the shareholders of the Company and obtains approval to restore those rights from (i) the affirmative vote of the holders of a majority of all outstanding Shares entitled to vote, and (ii) the affirmative vote of a majority of all outstanding Shares entitled to vote, excluding holders of "interested shares" (generally, Shares held by the acquirer, by officers of the Company and by any employee-directors of the Company). Consequently, this statute makes it highly undesirable for a potential acquirer to pass the 20% ownership threshold, and therefore very difficult to consummate a business combination with the Company. A Minnesota corporation may opt out of the Control Share Acquisition Act by adopting an amendment to its bylaws which is approved by the shareholders of the corporation.

    Investors who are otherwise interested in purchasing a significant number of Shares at a premium over the current price may be unwilling to do so if such Shares are subject to the loss of voting rights pursuant to the Control Share Acquisition Act. Upon shareholder approval of the proposed bylaw amendment, the Company's shareholders will have access to offers to acquire their Shares without the obstruction created by the Control Share Acquisition Act.

    The JJF Group believes that all public company shareholders, including the Company's shareholders, should have equal voting rights, regardless of the number of shares owned. The JJF Group further believes that the Control Share Acquisition Act decreases the value of the Shares in the public market and may limit the ability of a shareholder to receive a premium for his or her shares. This is because it is unlikely that any investor will purchase a significant number of Shares unless the investor is certain to be able to exercise full voting rights for such Shares. The JJF Group believes that even though the Company's shareholders can grant voting rights for Shares otherwise subject to voting restrictions under the Control Share Acquisition Act, no significant investor is likely to offer to purchase Shares or offer a premium for the Shares unless it is certain to be able to exercise full voting rights, and that the best way to provide that certainty is for the Company to "opt out" of the Control Share Acquisition Act.

    By voting for the adoption of the Equal Voting Rights Proposal, you will be sending the Board a message that the shareholders of the Company, as the true owners of the Company, demand that every shareholder be entitled to equal rights to vote their shares.

    YOU ARE URGED TO VOTE FOR THE ADOPTION OF THE EQUAL VOTING RIGHTS PROPOSAL ON THE ENCLOSED GREEN PROXY CARD.
                            ------------------------

                       PROPOSAL 3 (ITEM 3 OF PROXY CARD)
                           DEFENSIVE ACTION PROPOSAL

SUMMARY: PROPOSAL TO ADOPT A BYLAW THAT REQUIRES THE APPROVAL OF AT LEAST 80% OF THE NON-EMPLOYEE DIRECTORS TO ADOPT A DEFENSIVE ACTION UNLESS THE DEFENSIVE ACTION IS APPROVED BY A MAJORITY OF THE OUTSTANDING SHARES.

    Shareholders are asked to approve the following proposal (referred to as the "Defensive Action Proposal") to adopt a bylaw amendment, which would require the approval of at least 80% of the non-employee directors to adopt a "Defensive Action," unless the Defensive Action is approved by a majority of the outstanding shares:

    RESOLVED, that Article III, Section 2 of the Bylaws of this corporation is hereby amended to add a new paragraph at the end, which shall read as follows:

        "Notwithstanding any provision to the contrary contained in these By-laws, adoption of any Defensive Action (as defined below) requires the approval of either (i) 80% of the members of the Board of Directors who are not (and in the past five years have not been) employed by the corporation as an employee or consultant, or (ii) a majority of the outstanding shares of this corporation's stock entitled to vote. "Defensive Action" shall mean any action by the Board with the purpose or effect, in whole or in part, of impeding a change in control of this corporation or increasing the Board's power to impede such a change in control in the future, provided, however, that if an offer is made to acquire this corporation or all of this corporation's Shares, and the Board determines that such offer will maximize this corporation's value at a sale for the shareholders' benefit, no action taken by the Board to facilitate such offer shall be a Defensive Action within the meaning of this Section 2. This Bylaw may not be amended or repealed except by vote of at least a majority of the outstanding shares of this corporation's stock entitled to vote."

    The Defensive Action Proposal seeks to prevent the Company's Board from adopting or implementing any measures intended to thwart or impede a change in control of the Company. This will give shareholders an improved ability to determine for themselves how to respond to any offer, solicited or unsolicited, that might be made. Defensive actions often include, but are not limited to, "poison pill" and "shareholder rights" plans, preferred stock issuance, stock repurchases, director retention provisions and other mechanisms designed to impede a change in control. The JJF Group believes that such plans are often used to block an offer which shareholders may find attractive, or may be used for an undesirable purpose, such as entrenchment of the board or management of a company.

    YOU ARE URGED TO VOTE FOR THE ADOPTION OF THE DEFENSIVE ACTION PROPOSAL ON THE ENCLOSED GREEN PROXY CARD.

                       PROPOSAL 4 (ITEM 4 ON PROXY CARD)
                             MEETING DATE PROPOSAL

SUMMARY: PROPOSAL TO REQUIRE THE COMPANY TO HOLD ITS 2000 ANNUAL MEETING NO LATER THAN JULY 20, 2000 AND TO SET A MEETING DATE FOR THE 2000 ANNUAL MEETING BY JUNE 5, 2000.

    Shareholders are asked to approve the following proposal (referred to as the "Meeting Date Proposal") to amend the Bylaws:

    RESOLVED, that Article II, Section 1 of the Bylaws of the Company is hereby amended by removing the period from the end of the first sentence and adding the following:

        "; provided that the annual meeting of stockholders for the year 2000 shall be held not later than July 20, 2000 and the Board of Directors shall give public notice of that meeting on or before June 5, 2000."

    The purpose of the Meeting Date Proposal is to prevent the Board from unduly delaying the year 2000 annual meeting. Article II, Section 1 of the Bylaws currently provides that the Company's annual meeting shall be held on the third Thursday in July each year, or at such other date as the Board may determine. Therefore, in the absence of the adoption of the Meeting Date Proposal, the Board could delay the 2000 annual meeting for the purpose of delaying the election of directors. Under Minnesota law, if a corporation fails to elect directors within 15 months after the last election of directors, holders of 3% of the voting power of the corporation may demand a regular meeting and call such a meeting if the board of directors fails to call a shareholder meeting. The effect of the Meeting Date Proposal would be to eliminate the Board's discretion to move the date of the 2000 annual meeting past July 20, 2000 and to require the Board to set the date on which the meeting will be held and give notice of such meeting to the shareholders of the Company by June 5, 2000.

    YOU ARE URGED TO VOTE FOR THE ADOPTION OF THE MEETING DATE PROPOSAL ON THE ENCLOSED GREEN PROXY CARD.
                            ------------------------

                       PROPOSAL 5 (ITEM 5 ON PROXY CARD)
                       ENTRENCHMENT BYLAW REPEAL PROPOSAL

SUMMARY: PROPOSAL TO REPEAL ANY BYLAWS ADOPTED BY THE BOARD ON OR AFTER MAY 29, 1999.

    Shareholders are asked to approve the following proposal (referred to as the "Entrenchment Bylaw Repeal Proposal") to amend the Bylaws:

    RESOLVED, that Article V of the Bylaws of the Company be amended by the addition of the following sentence:

        "Any By-Laws adopted by the Board of Directors between May 29, 1999 and the date of the adoption of this amendment to Article V of the By-Laws are repealed."

    The purpose of the Bylaw Repeal Proposal is to prevent the Board from adopting new Bylaws which might impede an acquisition of the Company. Minnesota law permits the Board to amend the Bylaws, subject to the power of shareholders under certain circumstances to repeal or alter provisions adopted by the Board. The effect of the Entrenchment Bylaw Repeal Proposal would be to repeal any Bylaws enacted by the Board on or after May 29, 1999, which was the effective date of the most recent Bylaws provided by the Company to JJF.

    YOU ARE URGED TO VOTE FOR THE ADOPTION OF THE ENTRENCHMENT BYLAW REPEAL PROPOSAL ON THE ENCLOSED GREEN PROXY CARD.
                            ------------------------

                       PROPOSAL 6 (ITEM 6 ON PROXY CARD)
                      BYLAW AMENDMENT PROTECTION PROPOSAL

SUMMARY: PROPOSAL TO BAR THE AMENDMENT OR REPEAL OF BYLAWS ADOPTED BY SHAREHOLDERS.

    Shareholders are asked to approve the following proposal (referred to as the "Bylaw Amendment Protection Proposal") to amend the Bylaws:

    RESOLVED, that Article V of the Bylaws of the Company be amended by adding the following:

           "Notwithstanding the foregoing or any other provision of these By-Laws, any By-Laws adopted by the stockholders of this corporation shall not be amended or repealed by the Board of Directors."

    The purpose of the Bylaw Amendment Protection Proposal it to prevent the Board from interfering with the implementation of the proposals being voted upon by the shareholders at the Annual Meeting by amending the Bylaws after such shareholder action is taken.

    YOU ARE URGED TO VOTE FOR THE ADOPTION OF THE BYLAW AMENDMENT PROTECTION PROPOSAL ON THE ENCLOSED GREEN PROXY CARD.
                            ------------------------

                       PROPOSAL 7 (ITEM 7 ON PROXY CARD)
                           ANTI-POISON PILL PROPOSAL

SUMMARY: PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO REQUIRE THAT THE COMPANY'S BOARD IMMEDIATELY TERMINATE ANY SHAREHOLDER RIGHTS PLAN OR POISON PILL AND REDEEM ANY RIGHTS ISSUED THEREUNDER, UNLESS APPROVED BY A MAJORITY OF THE OUTSTANDING SHARES.

    The Anti-Poison Pill Proposal seeks to require that the Board immediately redeem any shareholder rights plan that the Board adopts or has already adopted without approval of a majority of the outstanding shares. JJF Group believes that the Board, without shareholder approval, may adopt a "shareholder rights plan" known as a poison pill. Under typical poison pills, "rights" are issued that entitle a holder to purchase or receive one or more additional Shares or preferred stock or some other security issued by the Company upon certain triggering events, including an acquisition by a person of a significant block of securities, in order to dilute the potential acquirer. Poison pills typically provide that they may be terminated and redeemed at any time before the "rights" under the poison pill are triggered.

    A shareholder rights plan or poison pill is an anti-takeover device which obstructs a change in control of the Company, including a sale, without approval of the Board. Once triggered it causes substantial dilution to any party attempting to acquire the company, or a significant block of the company's shares, on terms not approved by the Board, by allowing the company to issue its shares or distribute other property at a price significantly below market prices.

    The elimination of any shareholder rights plan or poison pill would facilitate business combinations with the Company, including the JJF Group. While a rights plan may discourage coercive offers for the Company or may enable the Board to seek an alternative offer for the shareholders, the JJF Group believes such a plan could be used to block an offer which the shareholders may find attractive or that may be used for an undesirable purpose such as entrenchment of the Board or management of the Company.

    In this regard, the JJF Group proposes that the shareholders of the Company adopt the following resolution:

    RESOLVED, that Article III, Section 2 of the Bylaws of this corporation is hereby amended to add a new paragraph at the end, which shall read as follows:

        "Notwithstanding anything to the contrary contained in these By-laws, the shareholders of this corporation hereby demand that the Board of Directors of the corporation terminate any and all so-called shareholder rights agreements, poison pills or similar anti-takeover devices adopted by the Board and immediately redeem any rights or other securities distributed thereunder, unless such shareholder rights agreement or similar plan is approved by an affirmative vote of a majority of the shareholders at a meeting of shareholders called for such purpose, and that this policy of shareholder approval apply to all "rights plans" considered at any time by the Board."

    YOU ARE URGED TO VOTE FOR THE APPROVAL OF THE ANTI-POISON PILL PROPOSAL ON THE ENCLOSED GREEN PROXY CARD.

                          VOTING AND PROXY PROCEDURES

    Only shareholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Each Share is entitled to one vote upon each matter presented at the Annual Meeting. Shareholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares. Shareholders of record on the Record Date, will retain their voting rights in connection with the Annual Meeting even if they sell such Shares after the Record Date. Pursuant to Article II, Section 5 of the Company's Bylaws, the holders of a majority of the Shares entitled to vote constitutes a quorum for the transaction of any business at the Annual Meeting. Based on publicly available information, JJF believes that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting are the Shares. According to publicly available information, as of the Record Date there were
         Shares issued and outstanding.

    Shares represented by properly executed GREEN proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of JJF Nominees to the Board, FOR the Bylaw Amendment Proposals, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting. Election of the JJF Nominees requires the affirmative vote for the JJF Nominees of more Shares than are voted for other nominees. Adoption of a Bylaw Amendment Proposal requires the affirmative vote of a majority of the Shares present and entitled to vote on that item of business at the Annual Meeting, provided that at least 25% of the outstanding Shares are voted for that proposal.

    A shareholder may revoke his or her proxy at any time prior to its exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice or revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to JJF in care of Beacon Hill Partners, Inc. at the address set forth on the back cover of this Proxy Statement or to the Company at 500 Cardigan Road, Shoreview, Minnesota 55126 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, JJF requests that either the original or photostatic copies of all revocations be mailed to JJF in care of Beacon Hill Partners, Inc. at the address set forth on the back cover of this Proxy Statement so that JJF will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding Shares.

    IF YOU WISH TO VOTE FOR THE ELECTION OF THE JJF NOMINEES TO THE BOARD AND FOR THE ADOPTION OF THE BYLAW AMENDMENT PROPOSALS, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GREEN PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. REGISTERED HOLDERS MAY FAX BOTH SIDES OF THE ENCLOSED GREEN PROXY CARD TO BEACON HILL PARTNERS, INC. AT THE NUMBER SET FORTH ON THE BACK COVER OF THIS PROXY STATEMENT.

                            SOLICITATION OF PROXIES

    The solicitation of proxies pursuant to this Proxy Statement is being made by the JJF Group. Proxies may be solicited by mail, facsimile, telephone, telegraph, in person and by advertisements. Solicitations may be made by certain directors, officers and employees of the JJF Group, none whom will receive additional compensation for such solicitation.

    The JJF Group has retained Beacon Hill Partners, Inc. for solicitation and advisory services in connection with this solicitation, for which Beacon Hill Partners, Inc. will receive a fee of up to $80,000 together with reimbursement for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Beacon Hill Partners, Inc. will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. JJF has required banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. JJF will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that Beacon Hill Partners, Inc. will employ approximately 25 persons to solicit the Company's shareholders for the Annual Meeting.

    The entire expense of soliciting proxies is being borne by JJF. JJF intends to seek reimbursement of the costs of this solicitation from the Company only to the extent permitted by law. JJF does not intend to seek shareholder approval of such reimbursement unless such approval is required by law. Costs of this solicitation of proxies are currently estimated to be approximately $30,000 to $50,000. The JJF Group estimates that through the date hereof, its expenses in connection with the solicitation are approximately $100,000.

                             INFORMATION ABOUT JJF

    JJF is a recently formed Minnesota corporation that was organized on June 14, 1999. Its principal executive offices are located at 3100 Metropolitan Centre, 333 South Seventh Street, Minneapolis, Minnesota 55402, and its telephone number is (612) 673-6700. JJF was formed by Mr. Fauth to assist in the solicitation of proxies at the Annual Meeting and provide a corporate entity to participate in efforts to acquire the Company. To date JJF has not conducted any activities that are unrelated to those purposes. Mr. Fauth is the sole shareholder of JJF and the sole member of its board of directors.

    As of June 15, 1999, JJF does not beneficially own any Shares, and 652,000 Shares are owned beneficially by Mr. Fauth. For more detailed information regarding the board of directors and executive officers of JJF and transactions involving Shares by JJF, see Schedule II of this Proxy Statement.

         ABSENCE OF TRANSACTIONS BETWEEN THE JJF GROUP AND THE COMPANY

    Except as set forth in this Proxy Statement (including the Schedules hereto), none of the JJF Group, or any other participant in this solicitation or any of their respective associates: (i) directly or indirectly beneficially owns any Shares or any securities of the Company; (ii) has had any relationship with the Company in any capacity other than as a shareholder, or is or has been a party to any transactions, or series of similar transactions, since the beginning of Company's last fiscal year with respect to any Shares of the Company; or (iii) knows of any transactions since the beginning of Company's last fiscal year, currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of them or their respective affiliates had, or will have, a direct or indirect material interest.

    In addition, other than as set forth in Schedule II of this Proxy Statement, there are no contracts, arrangements or understandings entered into by the JJF Group, or any other participant in this solicitation or any of their respective associates within the past year with any person with respect to any of the Company's securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or grantees of profit, division of losses or profits, or the giving or withholding of proxies. In addition, other than as set forth in this Proxy Statement, none of the JJF Group, or any other participant in this solicitation or any of their respective associates has been engaged in contracts, negotiations or transactions with the Company or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets; or has had any other transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission.

    Except as set forth in this Proxy Statement (including the Schedules hereto), none of the JJF Group, or any other participant in this solicitation or any of their respective associates, has entered into any agreement or understanding with any person with respect to (i) any future employment by the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliate will or may be a party.

                    OTHER MATTERS AND ADDITIONAL INFORMATION

    As of the date of this Proxy Statement, the Company has not filed any proxy materials for the Annual Meeting, and thus the JJF Group cannot determine what matters the Company plans to have considered at the Annual Meeting. Should other proposals be brought before the Annual Meeting, the persons named as proxies on the enclosed GREEN proxy card will vote on such matters in their discretion.

    Shareholders are referred to the Company's Proxy Statement with respect to other information related to beneficial ownership of the Company's securities, any arrangements which may result in a change of control of the Company, any change of control of the Company that may have occurred since the beginning of the Company's last fiscal year and information regarding the Company's stock option and other incentive compensation plans. The information concerning the Company contained in this Proxy Statement has been taken from, or is based upon, publicly available information.

    Shareholders will have no appraisal or similar rights of dissenters with respect to any of the proposals to be considered and voted upon at the Annual Meeting.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

    The JJF Group anticipates that the Company's proxy statement with respect to the Annual Meeting will indicate when proposals of the Company's shareholders intended to be presented at the Company's 2000 Annual Meeting must be received by the Company in order for them (1) to be considered for inclusion in the proxy statement and (2) to be timely raised at the 2000 Annual Meeting.

                                          JJF GROUP, INC.
                                          JUNE   , 1999

                                   SCHEDULE I
                   INFORMATION CONCERNING THE MEMBERS OF THE
                   BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
                        OF JJF AND CERTAIN EMPLOYEES AND
                          OTHER REPRESENTATIVES OF JJF

    The name and present principal occupation or employment of each member of the board of directors and officers of JJF are set forth below. Each such person is a citizen of the United States.

NAME                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
-----------------------------  -----------------------------------------------------------------------------------
John J. Fauth................  Chairman, President and Chief Executive Officer of Churchill Industries, Inc. (an
                                 industrial holding company based in Minneapolis, Minnesota) and Chairman of
                                 Churchill Capital, Inc. (an investment management firm based in Minneapolis,
                                 Minnesota)
Joseph G. Kohler.............  General Counsel of Churchill Industries, Inc.
G. Richard Haun, Jr..........  Managing Director of Churchill Industries, Inc.
John C. Kopchik..............  Vice President, Mergers & Acquisitions of Churchill Industries, Inc.

The business address Churchill Industries, Inc. and the business address of the persons named above is 3100 Metropolitan Centre, 333 South Seventh Street, Minneapolis, Minnesota 55402

                                  SCHEDULE II
          SHARES HELD AND TRANSACTIONS BY JJF, MEMBERS OF ITS BOARD OF
                                 DIRECTORS AND
                         OFFICERS, AND THE JJF NOMINEES

    Except for Mr. Fauth, none of the JJF Nominees or any member of JJF's board of directors or executive officers, or any of their affiliates, holds any shares of the Company's common stock or has purchased or sold any Company common stock or other Company securities during the past two years. Mr. Fauth beneficially owns a total of 652,000 Shares, constituting approximately 5.8% of the outstanding Shares of the Company's common stock. The transactions by Mr. Fauth during the past two years are set forth below, all of which were open market purchases:

                                                                       PRICE PER
PURCHASE DATE                                             QUANTITY       SHARE
--------------------------------------------------------  ---------  --------------
11/30/99................................................      3,000       7.9375
12/01/99................................................      6,500       7.9375
12/02/99................................................      1,000       7.9375
12/07/99................................................      4,000       7.9375
12/08/99................................................      1,800       7.9375
12/09/99................................................      1,500       7.9375
12/14/98................................................      5,000       7.9375
12/15/98................................................      6,000       7.9375
12/17/98................................................     16,500       7.9375
12/18/98................................................      3,500       7.9375
12/21/98................................................        600       7.9375
12/22/98................................................      4,000       7.9375
12/29/98................................................    200,000       9.1250
01/20/99................................................      9,800       7.75
02/22/99................................................      5,000       8.00
02/23/99................................................      3,000       8.125
02/24/99................................................     12,000       8.0990
02/25/99................................................      7,500       8.125
02/26/99................................................     23,700       8.5691
03/04/99................................................      2,000       8.500
03/05/99................................................     45,000       9.0556
03/17/99................................................      8,500       7.9191
03/24/99................................................      2,000       8.25
03/26/99................................................      5,000       7.9375
03/29/99................................................     30,000       8.1921
03/30/99................................................     54,000       8.5611
04/01/99................................................     25,000       8.0000
04/05/99................................................     20,000       8.1750
04/06/99................................................     19,100       8.4836
04/16/99................................................      2,500       7.6250
05/24/99................................................     42,000      10.0908
05/26/99................................................      2,500      10.50
05/27/99................................................     80,000      10.9375

    The purchases referred to above were made with personal funds and funds borrowed in a margin account. The indebtedness on this margin account related to the Shares as of June 11, 1999, was approximately $3,227,000.

    The executive officers of JJF are Mr. Fauth (President and CEO), G. Richard Haun, Jr. (Vice President and Treasurer), John Kopchik (Vice President) and Joseph Kohler (Secretary). Except as disclosed in this Schedule, none of JJF, any members of its board of directors or executive officers, or the JJF Nominees owns any securities of the Company or any subsidiary of the Company, beneficially or of record, has purchased or sold any of such securities within the past two years or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Schedule, to the knowledge of JJF, no associate of JJF or any members of its board of directors and executive officers, or of the JJF Nominees beneficially owns, directly or indirectly, any securities of the Company.

    To the knowledge of JJF, other than as disclosed in this Schedule, none of JJF, any members of its board of directors or executive officers, or the JJF Nominees has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

    John J. Fauth, Joseph G. Kohler, Richard D. McNeil and Ralph L. Strangis have agreed to serve as proxies on the GREEN proxy card for the Annual Meeting.

                                   IMPORTANT

    Your vote is important. No matter how many Shares you own, please give JJF your proxy FOR the election of the JJF Nominees and FOR the approval of the Bylaw Amendment Proposals by taking three steps:

    1.  SIGNING the enclosed GREEN proxy card,

    2.  DATING the enclosed GREEN proxy card, and

    3. MAILING the enclosed GREEN proxy card TODAY in the envelope provided (no postage is required if mailed in the United States). Registered holders may FAX BOTH SIDES of the enclosed GREEN proxy card TODAY to Beacon Hill Partners, Inc. at the number provided below.

    If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please return the GREEN proxy card in the envelope provided or contact the person responsible for your account and instruct that person to execute the GREEN proxy card representing your Shares. JJF urges you to confirm in writing your instructions to JJF in care of Beacon Hill Partners, Inc. at the address provided below so that JJF will be aware of all instructions given and can attempt to ensure that such instructions are followed.

    If you have any questions or require any additional information concerning this Proxy Statement, please contact, Beacon Hill Partners, Inc. at the address set forth below.

                           BEACON HILL PARTNERS, INC.
                                90 BROAD STREET
                                   20TH FLOOR
                            NEW YORK, NEW YORK 10004
                         (212) 843-8500 (CALL COLLECT)
                                       OR
                         CALL TOLL-FREE (800) 475-9320
                               FAX: (212) 843-438

                                TSI INCORPORATED

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 JULY 22, 1999

               THIS PROXY IS SOLICITED ON BEHALF OF THE JJF GROUP

    The undersigned appoints John J. Fauth, Joseph G. Kohler, Richard D. McNeil and Ralph L. Strangis, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of TSI Incorporated which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of TSI Incorporated to be called for the purposes stated hereinbelow, and including at any adjournments or postponements, continuations or rescheduling thereof, as follows:

                        THE JJF GROUP RECOMMENDS A VOTE
               FOR THE ELECTION OF ALL JJF NOMINEES NAMED BELOW, AND
                      FOR THE APPROVAL OF THE BYLAW PROPOSALS

                             ELECTION OF DIRECTORS

1. Proposal to elect John J. Fauth, Joseph G. Kohler and G. Richard Haun, Jr. to the Board of Directors for the term expiring in 2002 and John C. Kopchik to serve as a director for the term expiring in 2001.

    FOR ALL JJF NOMINEES    / /
    WITHHOLD AUTHORITY TO VOTE FOR ALL JJF NOMINEES    / /

   INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL JJF NOMINEES, MARK FOR ALL JJF NOMINEES ABOVE AND WRITE THE NAME(S) OF THE JJF NOMINEE WITH RESPECT TO WHICH YOU WISH TO WITHHOLD AUTHORITY HERE: _________.

                           BYLAW AMENDMENT PROPOSALS

2. Proposal to adopt a Bylaw provision to allow potential acquirers to enjoy the same voting rights as other shareholders, (the "Equal Voting Rights Proposal").

    FOR    / /             AGAINST    / /             ABSTAIN    / /

3. Proposal to adopt a bylaw that requires the approval of at least 80% of the non-employee directors to adopt a defensive action unless the defensive action is approved by a majority of the outstanding shares (the "Defensive Action Proposal").

    FOR    / /             AGAINST    / /             ABSTAIN    / /

4. Proposal to require the Company to hold its 2000 annual meeting no later than July 20, 2000 and to set a meeting date for the 2000 annual meeting by June 5, 2000 (the "Meeting Date Proposal").

    FOR    / /             AGAINST    / /             ABSTAIN    / /

5. Proposal to repeal any bylaws adopted by the Board since May 29, 1999 (the "Entrenchment Bylaw Repeal Proposal").

    FOR    / /             AGAINST    / /             ABSTAIN    / /

6. Proposal to bar the amendment or repeal of bylaws adopted by shareholders (the "Bylaw Amendment Protection Proposal").

    FOR    / /             AGAINST    / /             ABSTAIN    / /

7. Proposal to amend the Company's Bylaws to require the Company's Board to immediately terminate any shareholder's rights plan and redeem any rights issued thereunder, unless approved by a majority of the outstanding Shares (the "Anti-Poison Pill Proposal").

    FOR    / /             AGAINST    / /             ABSTAIN    / /

8. In their discretion with respect to any other matters as may properly come before the Annual Meeting. The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the Shares of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them lawfully take by virtue hereof. IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. IF NO DIRECTION IS INDICATED WITH RESPECT TO THE ABOVE PROPOSALS, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL JJF NOMINEES AND FOR THE BYLAWS PROPOSALS.

    This proxy will be valid until the sooner of one year from the date indicated below and the completion of the Annual Meeting.

    IMPORTANT: PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. REGISTERED HOLDERS MAY FAX BOTH SIDES OF THIS PROXY TO BEACON HILLS PARTNERS, INC. AT: (212) 843-4384.
                                             DATED: ____________________, 1999

    Please sign exactly as name appears on this proxy. When shares are held jointly, joint owners should each sign. Executors, administrators, trustees, etc. should indicate the capacity in which signing.

                                             -----------------------------------
                                             (Signature)

                                             -----------------------------------
                                             (Signature, if held jointly)
                                             (Title)

    IF YOU NEED ASSISTANCE WITH THIS PROXY CARD, PLEASE CALL BEACON HILL PARTNERS, INC. TOLL-FREE (800) 475-9320 OR CALL COLLECT (212) 843-8500.